NEWS RELEASE
For Immediate Release:
June 12, 2025

Sterling Announces Appointment of Nicholas Grindstaff as Chief Financial Officer

THE WOODLANDS, TX – June 12, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced the appointment of Nicholas (Nick) Grindstaff to the role of Chief Financial Officer (CFO), effective July 10, 2025. Grindstaff is succeeding Ron Ballschmiede, who served as Sterling’s Executive Vice President, CFO and CAO from November 2015 through May 2024, and as Interim CFO from March 2025.
Grindstaff brings over 30 years of finance and leadership experience to Sterling, with a proven track record across the infrastructure and energy industries. Most recently, he served as CFO of Cinterra, a turnkey, utility-scale solar and renewable energy contractor, since late 2024. Prior to that, he served as CFO of Orbital Infrastructure Group, Inc., a diversified infrastructure services company, from 2021 to 2024.
Earlier in his career, Grindstaff spent over two decades at Quanta Services, Inc., where he held several senior financial positions, including Treasurer beginning in 1999 and Vice President - Finance from 2011 to 2021. Across his career, he has led initiatives in financial strategy, mergers and acquisitions, financial planning and analysis, capital markets, investor relations, internal controls, and more. He holds a Master of Science in Accounting and a Bachelor of Science in Finance from the University of Houston.
Joe Cutillo, Sterling’s CEO, commented, “We are pleased to welcome Nick to Sterling as our new CFO. His extensive experience across diverse financial disciplines and his leadership within decentralized, entrepreneurial organizations make him an excellent fit for our culture. Nick’s insight and capabilities will be invaluable as we continue to scale the company and execute on our long-term strategic objectives.”
About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Sterling Infrastructure Contact
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com